UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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Tribune Company
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Tribune to Go Private for $34 Per Share

Employee Stock Ownership Plan (ESOP) Created

Sam Zell to Invest, Join Board

Chicago Cubs and Comcast SportsNet Interest to be Sold

CHICAGO, April 2, 2007 — With the completion of its strategic review process, Tribune Company (NYSE:TRB) today announced a transaction which will result in the company going private and Tribune shareholders receiving $34 per share. Sam Zell is supporting the transaction with a $315 million investment. Shareholders will receive their consideration in a two-stage transaction.

Upon completion of the transaction, the company will be privately held, with an Employee Stock Ownership Plan (ESOP) holding all of Tribune’s then-outstanding common stock and Zell holding a subordinated note and a warrant entitling him to acquire 40 percent of Tribune’s common stock. Zell will join the Tribune board upon completion of his initial investment and will become chairman when the merger closes.

The first stage of the transaction is a cash tender offer for approximately 126 million shares at $34 per share. The tender offer will be funded by incremental borrowings and a $250 million investment from Sam Zell. It is anticipated to be completed in the second quarter of 2007. The second stage is a merger expected to close in the fourth quarter of 2007 in which the remaining publicly-held shares will receive $34 per share. Zell will make an additional investment of $65 million in connection with the merger, bringing his investment in Tribune to $315 million.

The board of directors of Tribune, on the recommendation of a special committee comprised entirely of independent directors, has approved the agreements and will recommend Tribune shareholder approval. Representatives of the Chandler Trusts on the board abstained from voting as directors. However, the Chandler Trusts have agreed to vote in favor of the transaction.

The agreements reached between Tribune, the ESOP and Zell and announced today include the following transactions:

•                  The ESOP will immediately purchase $250 million of newly issued Tribune common stock for $28 per share.

•                  Zell will invest $250 million in Tribune and join its board of directors. Of this initial investment, $50 million will purchase approximately 1.5 million newly-issued shares of Tribune common stock for $34 per share and $200 million will purchase a note exchangeable for common stock at a $34 per share exchange price. The Zell investment will be completed upon expiration or early termination of the Hart-Scott-Rodino waiting period, subject to other customary conditions.

•                  Tribune will launch a tender offer to repurchase approximately 126 million shares of its common stock for $34 per share, returning approximately $4.3 billion of capital to shareholders. The tender offer will be subject to the completion of financing arrangements, receipt of a solvency opinion and other customary conditions; it is expected to be completed in the second quarter of 2007.

•                  Following the tender offer, Tribune and the ESOP will merge and all remaining Tribune stock will be converted to cash at $34 per share. The merger will be subject to Tribune shareholder approval, FCC and other regulatory approvals, receipt of financing and a solvency opinion, and other conditions reflected in the definitive agreements that will be filed later this week with the SEC. If the merger has not closed by Jan. 1, 2008, shareholders will receive an additional amount of cash based upon an 8 percent annualized “ticking fee” that will accrue from Jan. 1, 2008, until the closing.

•                  Up to the time of shareholder approval, Tribune’s board of directors will be entitled, subject to specified conditions, to consider unsolicited alternative proposals that may lead to a superior proposal. In the event such a superior proposal is selected, the break-up fee to Zell would be $25 million.

•                  In conjunction with the execution of these agreements, Tribune will suspend its regular quarterly dividend.

•                  Upon completion of the merger, Zell’s initial $250 million investment will be redeemed and Zell will make a new investment through the purchase of a subordinated note for $225 million with an 11-year maturity and a warrant for $90 million with a 15-year maturity. The warrant can be exercised by Zell at any time to acquire 40 percent of Tribune’s common stock for an aggregate exercise price initially of $500 million.

•                  The company will be led by a board of directors with an independent majority. Dennis FitzSimons, as Tribune president and chief executive officer, will remain a member of the board, along with at least five independent directors and an additional director affiliated with Zell.

“The strategic review process was rigorous and thorough,” said William A. Osborn, Tribune’s lead director and chairman of the special committee that was charged with overseeing the company’s evaluation of strategic alternatives. “The committee reviewed a variety of third-party proposals and alternatives for restructuring the company. We determined that this course of action provides the greatest certainty for achieving the highest value for all shareholders and is in the best interest of investors and employees.”

Osborn added, “In particular, we took into account a letter received from Messrs. Broad and Burkle, dated March 29, 2007, expressing their willingness to enter into a definitive contract offering shareholders $34 per share — that is, the same price as the ESOP/Zell plan. We considered this letter in the light of prior discussions with Messrs. Broad and Burkle and the completed negotiations of definitive agreements with Zell and the ESOP trustee.”

Sam Zell said, “I am delighted to be associated with Tribune Company, which I believe is a world-class publishing and broadcasting enterprise. As a long-term investor, I look forward to partnering with the management and employees as we build on the great heritage of Tribune Company.”

“The steps announced today will deliver a positive outcome for all Tribune shareholders, including our employees,” said Dennis FitzSimons, Tribune chairman, president and chief executive officer. “We welcome Sam Zell to the Tribune board and know that he will bring valuable insights from his successful career.”

FitzSimons added, “As a private company, Tribune will have greater flexibility to transform our publishing/interactive and broadcasting businesses with an eye toward long-term growth. Importantly, our employees will have a significant stake in the company’s future. Tribune’s local media businesses have succeeded through the years by serving their communities well, by providing great journalism and programming to readers, viewers and listeners and by creating value for advertisers who need to reach them. That will not change.”

Tribune Employee Retirement Plans

Beginning Jan. 1, 2008, eligible Tribune employees will participate in three retirement plans:

•                  ESOP: The newly-created ESOP will be funded solely through company contributions. Those contributions will be invested in shares of Tribune stock (the private company), which will be allocated each year among eligible employees’ accounts in the ESOP trust. The first allocation, for the year 2008, will be made in early 2009. The company initially anticipates an annual allocation of approximately 5 percent, based on employees’ eligible compensation. GreatBanc Trust Company will serve as the ESOP trustee, and the ESOP will be administered by a board-appointed employee benefits committee.

•                  Cash Balance Plan: A cash balance plan will be funded entirely by the company and provide a 3 percent annual allocation to each eligible employee’s cash balance plan account.

•                  Existing 401(k) Plans: Eligible employees will continue having the opportunity to contribute a portion of their pre-tax earnings to 401(k) accounts.

There will be no change to pension benefits previously earned by employees and retirees. Tribune sponsors defined-benefit pension plans for approximately 37,000 participants. As of year-end 2006, the pension plans had assets of over $1.7 billion and were overfunded by more than $200 million.

“Going forward, employees participating in the ESOP will be invested alongside Sam Zell, one of today’s most successful investors. With the additional plans, Tribune employees will have a well-rounded package of retirement benefits,” said FitzSimons.

Financing Commitments

Tribune has financing commitments from Citigroup, Merrill Lynch and JPMorgan Chase to fund the transactions. In the first stage, Tribune will raise $7.0 billion of new debt of which $4.2 billion will be used to complete the tender offer and the remaining $2.8 billion will be used to refinance existing bank credit facilities. In the second stage, Tribune will raise an additional $4.2 billion of debt which will be used to buy all the remaining outstanding shares of the company. Tribune’s existing publicly-traded bonds are expected to remain outstanding.

Sale of the Chicago Cubs

Separately, Tribune announced that following the 2007 baseball season, it will sell the Chicago Cubs and the company’s 25 percent interest in Comcast SportsNet Chicago. The sale of the Cubs is subject to the approval of Major League Baseball, and is expected to be completed in the fourth quarter of 2007. Proceeds will be used to pay down debt.

Advisors

The financial advisors to the company and its board of directors were Merrill Lynch and Citigroup. The financial advisor to the special committee was Morgan Stanley. Legal counsel to the company and its board of directors were Wachtell Lipton Rosen & Katz, Sidley Austin LLP and, for ESOP matters, McDermott Will & Emery. Legal counsel to the special committee was Skadden Arps. Duff & Phelps served as financial advisor to the ESOP trustee and its legal counsel was K & L Gates. The financial advisor to Zell was JPMorgan Chase , and legal counsel to Zell were Jenner & Block, Arnold & Porter, Morgan Lewis, and Dow Lohnes.

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Important Additional Information Regarding the Merger and the Tender Offer will be filed with the SEC:

In connection with the proposed merger transaction, Tribune Company will file a proxy statement and other documents with the Securities and Exchange Commission (the “SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED MERGER TRANSACTION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Tribune with the SEC at the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of charge on Tribune’s website at www.tribune.com or by directing a request to Tribune Company, 435 North Michigan Avenue, Chicago, IL 60611, Attention: Investor Relations. You may also read and copy any reports, statements and other information filed by Tribune with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Tribune Company and its directors and executive officers may be deemed to be “participants” in the solicitation of proxies from the shareholders of Tribune in connection with the proposed merger transaction. Information about Tribune and its directors and executive officers and their ownership of Tribune common stock is set forth in the proxy statement for Tribune’s Annual Meeting of Shareholders, which Tribune is required to file with the SEC. Shareholders and investors may obtain additional information regarding the interests of Tribune Company and its directors and executive officers in the merger transaction, which may be different than those of Tribune’s shareholders generally, by reading the proxy statement and other relevant documents regarding the merger transaction, which will be filed with the SEC.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Tribune’s common stock. The solicitation of offers to buy Tribune’s common stock will only be made pursuant to the offer to purchase and related materials that the company will be sending to its shareholders (when available). Shareholders should read those materials carefully (when available) because they will contain important information, including the various terms and conditions of the offer. Shareholders will be able to obtain copies of the offer to purchase, related materials filed by the company as part of the statement on Schedule TO and other documents when filed with the SEC through the SEC’s internet address at http://www.sec.gov without charge. Shareholders will also be able to obtain copies of the offer to purchase and related materials, when and as filed with the SEC (excluding exhibits), without charge from the company or by written or oral request directed to the information agent identified in the offer to purchase.

Forward-Looking Statements

This press release contains certain comments or forward-looking statements that are based largely on the Company’s current expectations and are subject to certain risks, trends and uncertainties. You can identify these and other forward looking statements by the use of such words as “will,” “expect,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Actual results could differ materially from the expectations expressed in these statements. Factors that could cause actual results to differ include risks related to the transactions being consummated; the risk that required regulatory approvals or financing might not be obtained in a timely manner, without conditions, or at all; the impact of the substantial indebtedness incurred to finance the consummation of the tender offer and the merger; the ability to satisfy all closing conditions in the definitive agreements; difficulties in retaining employees as a result of the merger agreement; risks of unforeseen material adverse changes to our business or operations; risks that the proposed transaction disrupts current plans, operations, and business growth initiatives; the risk associated with the outcome of any legal proceedings that may be instituted against Tribune and others following announcement of the merger agreement; and other factors described in Tribune’s publicly available reports filed with the SEC, including the most current annual 10-K report, which contain a discussion of various factors that may affect Tribune’s business or financial results. These factors, including also the ability to complete the tender offer or the merger, could cause actual future performance to differ materially from current expectations. Tribune is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet service providers. Tribune’s next quarterly 10-Q report to be filed with the SEC may contain updates to the information included in this release.

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TRIBUNE (NYSE:TRB) is one of the country’s top media companies, operating businesses in publishing, interactive and broadcasting. It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations and websites in the nation’s top three markets. In publishing, Tribune’s leading daily newspapers include the Los Angeles Times, Chicago Tribune, Newsday (Long Island, N.Y.), The Sun (Baltimore), South Florida Sun-Sentinel, Orlando Sentinel and Hartford Courant. The company’s broadcasting group operates 23 television stations, Superstation WGN on national cable, Chicago’s WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune’s print and broadcast properties and extend the company’s nationwide audience.

Tribune to Sell Chicago Cubs Following 2007 Baseball Season

25% Interest in Comcast SportsNet Chicago Also to be Sold

CHICAGO, April 2, 2007 — Tribune Company (NYSE:TRB) announced today that it plans to sell the Chicago Cubs and the company’s 25 percent interest in Comcast SportsNet Chicago after the conclusion of the 2007 baseball season. The sale is expected to be completed in this year’s fourth quarter.

“The Cubs have been an important part of Tribune for more than 25 years and are one of the most storied franchises in all of sports,” said Dennis FitzSimons, Tribune chairman, president and chief executive officer. “In our last season of ownership, the team has one mission, and that is to win for our great fans.”

Tribune has long-term contracts in place for Cubs programming on WGN-TV, Superstation WGN, WGN-AM Radio and Comcast SportsNet Chicago. The company was a founding partner when Comcast SportsNet Chicago was launched in 2004 and holds a 25 percent stake the network, which will broadcast 72 regular season Cubs games in 2007.

“This transition will not impact our on-field performance,” said John McDonough, Cubs president and chief executive officer. “We expect to compete and win — our goal of bringing a World Series championship to Cubs fans everywhere hasn’t changed.”

Tribune purchased the Chicago Cubs and historic Wrigley Field in 1981. Attendance has soared in recent years, setting a record of 3,170,184 fans in 2004. Total attendance again surpassed 3 million in 2005 and 2006.

The sale of the team is subject to the approval of Major League Baseball.

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TRIBUNE (NYSE:TRB) is one of the country’s top media companies, operating businesses in publishing, interactive and broadcasting. It reaches more than 80 percent of U.S. households and is the only media organization with newspapers, television stations and websites in the nation’s top three markets. In publishing, Tribune’s leading daily newspapers include the Los Angeles Times, Chicago Tribune, Newsday (Long Island, N.Y.), The Sun (Baltimore), South Florida Sun-Sentinel, Orlando Sentinel and Hartford Courant. The company’s broadcasting group operates 23 television stations, Superstation WGN on national cable, Chicago’s WGN-AM and the Chicago Cubs baseball team. Popular news and information websites complement Tribune’s print and broadcast properties and extend the company’s nationwide audience.

Important Additional Information Regarding the Merger and the Tender Offer will be filed with the SEC:

In connection with the proposed merger transaction, Tribune Company will file a proxy statement and other documents with the Securities and Exchange Commission (the “SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED MERGER TRANSACTION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Tribune with the SEC at the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of charge on Tribune’s website at www.tribune.com or by directing a request to Tribune Company, 435 North Michigan Avenue, Chicago, IL 60611, Attention: Investor Relations. You may also read and copy any reports, statements and other information filed by Tribune with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Tribune Company and its directors and executive officers may be deemed to be “participants” in the solicitation of proxies from the shareholders of Tribune in connection with the proposed merger transaction. Information about Tribune and its directors and executive officers and their ownership of Tribune common stock is set forth in the proxy statement for Tribune’s Annual Meeting of Shareholders, which Tribune is required to file with the SEC. Shareholders and investors may obtain additional information regarding the interests of Tribune Company and its directors and executive officers in the merger transaction, which may be different than those of Tribune’s shareholders generally, by reading the proxy statement and other relevant documents regarding the merger transaction, which will be filed with the SEC.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of Tribune’s common stock. The solicitation of offers to buy Tribune’s common stock will only be made pursuant to the offer to purchase and related materials that the company will be sending to its shareholders (when available). Shareholders should read those materials carefully (when available) because they will contain important information, including the various terms and conditions of the offer. Shareholders will be able to obtain copies of the offer to purchase, related materials filed by the company as part of the statement on Schedule TO and other documents when filed with the SEC through the SEC’s internet address at http://www.sec.gov without charge. Shareholders will also be able to obtain copies of the offer to purchase and related materials, when and as filed with the SEC (excluding exhibits), without charge from the company or by written or oral request directed to the information agent identified in the offer to purchase.